Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES
THIRD QUARTER 2016 RESULTS

November 3, 2016 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (“Frank’s” or the “Company”) today reported a net loss of $37.0 million, or $0.21 per share, on revenue of $105.1 million for the three months ended September 30, 2016 and an adjusted net loss of $22.4 million, or $0.13 per share. Adjusted net loss excludes $14.5 million in severance and other charges. Adjusted EBITDA for the quarter was a loss of $3.1 million compared to a net loss of $31.4 million and an adjusted EBITDA loss of $13.7 million for the second quarter 2016.

“In recent months, we have made a strategic investment in the future growth of Frank’s through acquisition and moved forward with implementing additional cost reductions to protect the Company’s strong balance sheet in the near-term.” said Gary Luquette, the Company’s President and Chief Executive Officer.

“I am very pleased with the efforts of the Frank’s team to control costs and expand our presence in underrepresented markets in the face of an extremely difficult time for our industry. While we do not believe we are out of the cycle trough yet, we are beginning to see signs of improvement in the U.S. onshore business and stabilization in some international markets.”

“We are confident that as commodity prices improve we will be well positioned to take advantage of new opportunities to bring our best-in-class tubular running services and specialty tools to customers around the world onshore, on the shelf and in the deepwater.”

Third Quarter 2016 Results

•	Revenue was $105.1 million, down 13.1% compared to the second quarter of 2016, and down 56.2% compared to the third quarter of 2015

◦	International Services revenue was $51.0 million down 11.0% compared to the second quarter of 2016, and down 50.5% compared to the third quarter of 2015

◦	U.S. Services revenue was $34.1 million, down 8.2% compared to the second quarter of 2016, and down 54.2% compared to the third quarter of 2015

◦	Tubular Sales revenue was $20.0 million, down 24.4% compared to the second quarter of 2016, and down 67.9% compared to the third quarter of 2015

•	Net loss from continuing operations was $42.2 million and net loss attributable to common shareholders was $37.0 million, or $0.21 per share

•	Total company Adjusted EBITDA totaled a loss of $3.1 million with an adjusted EBITDA margin of negative 2.9%

•	Company cash and investments at September 30, 2016 totaled $529.9 million

Adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, adjusted net loss and free cash flow, which are financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), are defined and reconciled to their most directly comparable GAAP financial measures below. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Segment Results

International Services
International Services revenue from external sales was $51.0 million in the third quarter of 2016, down 11.0% compared to the second quarter of 2016, and down 50.5% compared to the third quarter of 2015. Sequential results were driven by decreased activity in Europe and West Africa, partially offset by revenue growth in Latin America and the Middle East.

Segment net loss for the quarter was $35.0 million and adjusted EBITDA was $4.5 million, or 8.9% of revenue, up from a loss of $4.2 million in the second quarter of 2016 and down 88.4% compared to the third quarter of 2015. Adjusted EBITDA was higher despite lower revenues due to lower bad debt expense and realized cost reductions initiated in previous quarters.

U.S. Services
U.S. Services revenue from external sales was $34.1 million in the third quarter of 2016, down 8.2% compared to the second quarter of 2016, and down 54.2% compared to the third quarter of 2015.

For the third quarter, onshore revenue within the U.S. Services segment of $8.6 million was up 2.6% compared to the second quarter of 2016, and down 60.6% compared to the third quarter of 2015. Sequential revenue increases were driven by increased rig activity and modest pricing improvement partially offset by a decrease in addressable market share.

Offshore revenue within the U.S. Services segment of $25.5 million for the third quarter was down 11.4% compared to the second quarter of 2016, and down 51.4% compared to the third quarter of 2015. Revenue declined sequentially due to a reduction in rig activity and several pricing adjustments.

Segment net loss for the quarter was $6.4 million and adjusted EBITDA was a loss of $7.9 million compared to a loss of $11.3 million in the second quarter of 2016. Adjusted EBITDA increased as a result of lower corporate expenses and a $2 million insurance refund benefit.

Tubular Sales
Tubular Sales revenue from external sales was $20.0 million in the third quarter of 2016, down 24.4% compared to the second quarter of 2016, and down 67.9% compared to the third quarter of 2015. Revenue decreased sequentially due to fewer deliveries to customers in the U.S. Gulf of Mexico during the quarter.

Segment net loss for the quarter was $0.8 million and adjusted EBITDA was $0.2 million, or 0.7% of revenue, was down $1.4 million compared to the second quarter of 2016, and down 99.0% compared to the third quarter of 2015. Sequential decline in EBITDA margin was due to an increase in manufacturing expenses from higher material costs, partially offset by favorable mix and inventory reserve adjustments.

Acquisition of Blackhawk Specialty Tools

On November 1, 2016, Frank’s completed its acquisition of Blackhawk Group Holdings, Inc., the ultimate parent company of Blackhawk Specialty Tools LLC, a leading provider of well construction and well intervention services and products. The acquisition was funded with approximately $150.4 million of cash on hand and the issuance of approximately 12.8 million shares of Frank’s common stock, for total consideration of approximately $294.4 million (based on Frank’s closing share price on October 31, 2016 of $11.25 and including the working capital adjustment). Costs of roughly $15 million associated with the close of transaction are expected to realized be in the fourth quarter. These costs include $9 million related to a non-compete agreement settlement.

Capital Expenditures and Balance Sheet

Capital expenditures were $11.4 million for the third quarter of 2016 and $29.8 million for the first nine months of 2016. Full year 2016 capital expenditures are expected to be $50 million, down from a previously stated $60 million. The Company’s consolidated cash balance at September 30, 2016, was $529.9 million compared to $602.4 million at December 31, 2015. At September 30, 2016 there was $96.2 million of unused capacity under the Company’s $100.0 million credit facility, net of outstanding letters of credit.

Dividends

On November 1, 2016, the Board of Managing Directors of the Company (the “Management Board”), with the approval from the Board of Supervisory Directors of the Company (the “Supervisory Board”), and jointly with the Management Board, (the “Boards”), declared a cash dividend of $0.075 per share (subject to applicable Dutch dividend withholding tax), payable on December 15, 2016 to all common stockholders of record as of November 25, 2016, as part of its quarterly cash dividend program. The Company has paid dividends on its common stock of $62.3 million during the nine months ended September 30, 2016. Future declarations of dividends and their record and payment dates, if any, are subject to the final determination of the Boards.

Conference Call

The Company will host a conference call to discuss third quarter results on Thursday, November 3, 2016 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants may join the conference call by dialing (888) 771-4371 or (847) 585-4405. The conference access code is 43595337. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.franksinternational.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (888) 843-7419 or (630) 652-3042. The conference call replay access code is 43595337. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and will remain available for approximately 90 days.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, which have declined significantly, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 that has been filed with the SEC and in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 3,000 employees and provides services in over 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of free cash flow, Adjusted net loss, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Free cash flow, Adjusted net loss, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider free cash flow, Adjusted net loss, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because free cash flow, Adjusted net loss, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of free cash flow, Adjusted net loss, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company defines Adjusted EBITDA as income from continuing operations before net interest income or expense, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on sale of assets, foreign currency gain or loss, equity-based compensation expense, unrealized and realized gains or losses and other non-cash adjustments and unusual charges. The Company defines Adjusted net loss as net loss excluding severance and other charges. The Company uses free cash flow and Adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company’s management team (such as income tax rates). The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Contacts:
Blake Holcomb - Director, Investor Relations
blake.holcomb@franksintl.com
713-231-2463

Karen Allen - Director, Communications and External Affairs
karen.allen@franksintl.com
713-358-7325

FRANK'S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Revenues:
Equipment rentals and services	$85,698	$95,177	$176,553	$312,132	$610,240
Products	19,416	25,769	63,330	67,414	161,384
Total revenue	105,114	120,946	239,883	379,546	771,624

Operating expenses:
Cost of revenues, exclusive of
depreciation and amortization
Equipment rentals and services	47,002	52,564	72,389	155,367	242,681
Products	13,237	17,028	34,174	42,594	90,081
General and administrative expenses	52,774	70,310	66,929	182,036	210,523
Depreciation and amortization	26,545	28,283	29,032	84,278	80,743
Severance and other charges	14,534	3,718	1,186	18,858	14,208
Change in value of contingent consideration	—	—	(1,532)	—	(1,532)
Gain on sale of assets	(46)	(279)	(1,392)	(1,095)	(521)
Operating income (loss)	(48,932)	(50,678)	39,097	(102,492)	135,441

Other income (expense):
Other income (expense)	984	1,658	918	2,145	2,976
Interest income, net	646	198	173	1,050	150
Foreign currency loss	(1,696)	(4,170)	(5,329)	(5,907)	(6,563)
Total other income (expense)	(66)	(2,314)	(4,238)	(2,712)	(3,437)

Income (loss) before income tax expense (benefit)	(48,998)	(52,992)	34,859	(105,204)	132,004
Income tax expense (benefit)	(6,800)	(7,705)	10,771	(15,311)	32,662
Net income (loss)	(42,198)	(45,287)	24,088	(89,893)	99,342
Net income (loss) attributable to
noncontrolling interest	(5,216)	(13,889)	7,523	(20,741)	27,668
Net income (loss) attributable to
Frank's International N.V.	$(36,982)	$(31,398)	$16,565	$(69,152)	$71,674
Preferred stock dividends	—	(1)	—	(1)	(2)
Net income (loss) available to
Frank's International N.V.
common shareholders	$(36,982)	$(31,399)	$16,565	$(69,153)	$71,672

Earnings (loss) per common share:
Basic	$(0.21)	$(0.20)	$0.11	$(0.43)	$0.46
Diluted	$(0.21)	$(0.20)	$0.11	$(0.43)	$0.46

Weighted average common shares outstanding:
Basic	177,125	155,400	154,813	162,656	154,502
Diluted	177,125	155,400	209,349	162,656	209,052

FRANK'S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Revenue
International Services	$51,028	$57,350	$103,076	$191,440	$349,918
U.S. Services	34,057	37,118	74,417	119,955	262,120
Tubular Sales	20,029	26,478	62,390	68,151	159,586
Total	$105,114	$120,946	$239,883	$379,546	$771,624

Segment Adjusted EBITDA:
International Services	$4,532	$(4,159)	$39,157	$31,752	$146,752
U.S. Services	(7,933)	(11,318)	18,251	(18,433)	79,914
Tubular Sales	165	1,624	15,985	1,343	27,082
Total	(3,236)	(13,853)	73,393	14,662	253,748
Corporate and other	159	180	12	361	37
Total Adjusted EBITDA	$(3,077)	$(13,673)	$73,405	$15,023	$253,785

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
($ in thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015

Revenues	$105,114	$120,946	$239,883	$379,546	$771,624

Net income (loss)	$(42,198)	$(45,287)	$24,088	$(89,893)	$99,342
Interest income, net	(646)	(198)	(173)	(1,050)	(150)
Income tax expense (benefit)	(6,800)	(7,705)	10,771	(15,311)	32,662
Depreciation and amortization	26,545	28,283	29,032	84,278	80,743
Gain on sale of assets	(46)	(279)	(1,392)	(1,095)	(521)
Foreign currency loss	1,696	4,170	5,329	5,907	6,563
Equity-based compensation expense	3,828	4,320	6,096	12,356	22,470
Severance and other charges	14,534	3,718	1,186	18,858	14,208
Change in value of contingent consideration	—	—	(1,532)	—	(1,532)
Unrealized and realized (gains) losses	10	(695)	—	973	—
Adjusted EBITDA	$(3,077)	$(13,673)	$73,405	$15,023	$253,785

Adjusted EBITDA margin	(2.9)%	(11.3)%	30.6%	4.0%	32.9%

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Segment Adjusted EBITDA:
International Services	$4,532	$(4,159)	$39,157	$31,752	$146,752
U.S. Services	(7,933)	(11,318)	18,251	(18,433)	79,914
Tubular Sales	165	1,624	15,985	1,343	27,082
Total	(3,236)	(13,853)	73,393	14,662	253,748
Corporate and other	159	180	12	361	37
Adjusted EBITDA Total	(3,077)	(13,673)	73,405	15,023	253,785
Interest income, net	646	198	173	1,050	150
Income tax (expense) benefit	6,800	7,705	(10,771)	15,311	(32,662)
Depreciation and amortization	(26,545)	(28,283)	(29,032)	(84,278)	(80,743)
Gain on sale of assets	46	279	1,392	1,095	521
Foreign currency loss	(1,696)	(4,170)	(5,329)	(5,907)	(6,563)
Equity-based compensation expense	(3,828)	(4,320)	(6,096)	(12,356)	(22,470)
Severance and other charges	(14,534)	(3,718)	(1,186)	(18,858)	(14,208)
Change in value of contingent consideration	—	—	1,532	—	1,532
Unrealized and realized gains (losses)	(10)	695	—	(973)	—
Net income (loss)	$(42,198)	$(45,287)	$24,088	$(89,893)	$99,342

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
($ in thousands)
(Unaudited)

FREE CASH FLOW RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Net cash provided by (used in) operating activities	$(30,191)	$11,874	$79,475	$27,846	$295,387
Less: capital expenditures	11,406	10,103	17,453	29,777	88,296
Free cash flow	$(41,597)	$1,771	$62,022	$(1,931)	$207,091

FRANK'S INTERNATIONAL N.V.
EARNINGS (LOSS) PER SHARE CALCULATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Numerator - Basic
Net income (loss)	$(42,198)	$(45,287)	$24,088	(89,893)	99,342
Less: Net (income) loss attributable to
noncontrolling interest	5,216	13,889	(7,523)	20,741	(27,668)
Less: Preferred stock dividends	—	(1)	—	(1)	(2)
Net income (loss) available to
common shareholders	$(36,982)	$(31,399)	$16,565	$(69,153)	$71,672

Numerator - Diluted
Net income (loss) attributable to
common shareholders	$(36,982)	$(31,399)	$16,565	$(69,153)	$71,672
Add: Net income attributable to
noncontrolling interest (1) (2)	—	—	5,911	—	23,513
Add: Preferred stock dividends (2)	—	—	—	—	2
Dilutive net income (loss) available to
common shareholders	$(36,982)	$(31,399)	$22,476	$(69,153)	$95,187

Denominator
Basic weighted average common shares	177,125	155,440	154,813	162,656	154,502
Exchange of noncontrolling interest for common stock (2)	—	—	52,976	—	52,976
Restricted stock units (2)	—	—	1,559	—	1,573
Stock to be issued pursuant to employee stock purchase plan	—	—	1	—	1
Diluted weighted average common shares	177,125	155,440	209,349	162,656	209,052

Earnings (loss) per common share:
Basic	$(0.21)	$(0.20)	$0.11	(0.43)	$0.46
Diluted	$(0.21)	$(0.20)	$0.11	$(0.43)	$0.46

(1)	Adjusted for the additional tax expense upon the assumed conversion of the Preferred Stock	—	—	$1,612	—	$4,155

(2)	Approximate number of shares of potentially convertible preferred stock to common stock up until the time of conversion on August 26, 2016, unvested restricted stock units and stock to be issued pursuant to the employees stock purchase plan have been excluded from the computation of diluted earnings (loss) per share as the effect would be anti-dilutive when the results from operations are at a net loss.	32,977	54,534	—	47,273	—

FRANK'S INTERNATIONAL N.V
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

	September 30,	December 31,
	2016	2015
Cash and cash equivalents	$529,850	$602,359
Working capital	708,939	834,110
Property, plant and equipment, net	573,874	624,959
Total assets	1,526,379	1,726,838
Total debt	315	7,321
Series A preferred stock	—	705
Total stockholders' equity	1,247,933	1,211,299
Noncontrolling interest	—	240,127
Total equity	1,247,933	1,451,426

	Nine Months Ended
	September 30,
	2016	2015

Net cash provided by operating activities	$27,846	$295,387
Net cash used in investing activities	(17,362)	(163,966)
Net cash used in financing activities	(79,831)	(117,240)
	(69,347)	14,181
Effect of exchange rate changes on cash activities	(3,162)	3,518
Increase (decrease) in cash and cash equivalents	$(72,509)	$17,699

Capital expenditures	$29,777	$88,296